Exhibit 99.2

INDEX TO BIOMARIN PHARMACEUTICAL INC. CONSOLIDATED FINANCIAL STATEMENTS

BIOMARIN PHARMACEUTICAL, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of BioMarin Pharmaceutical Inc.:

We have audited the accompanying consolidated balance sheet of BioMarin Pharmaceutical Inc. and subsidiaries (a development-stage company) as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2002 and for the period from March 21, 1997 (inception) to December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audit. The cumulative consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from March 21, 1997 (inception) to December 31, 2002 include amounts for the period from March 21, 1997 (inception) to December 31, 1997 and for each of the years in the four year period ending December 31, 2001, which were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated February 21, 2002, and our opinion, insofar, as it relates to the amounts included for the period March 21, 1997 (inception) through December 31, 2001 is based solely on the report of other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of BioMarin Pharmaceutical Inc. and subsidiaries (a development-stage company) as of December 31, 2002, and the results of their operations and their cash flows for the year then ended and for the period from March 21, 1997 (inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

San Francisco, California

January 29, 2003

BIOMARIN PHARMACEUTICAL, INC.

The following is a copy of the audit report previously issued by Arthur Andersen LLP in connection with the Company’s filing on Form 10-K for the fiscal year ended December 31, 2001. This audit report has not been reissued by Arthur Andersen LLP. As described in Note 2 (s), certain items in the prior year consolidated financial statements have been reclassified to conform with the current year presentation.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of

BioMarin Pharmaceutical Inc.:

We have audited the accompanying consolidated balance sheets of BioMarin Pharmaceutical Inc. (a Delaware corporation in the development stage) and Subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 1999, 2000, and 2001 and for the period from March 21, 1997 (inception) to December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioMarin Pharmaceutical Inc. and Subsidiaries as of December 31, 2000 and 2001 and the results of their operations and their cash flows for the years ended December 31, 1999, 2000, and 2001 and for the period from March 21, 1997 (inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States.

/s/    ARTHUR ANDERSEN LLP

San Francisco, California

February 21, 2002

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2002

(In thousands, except for share and per share data)

	2001	2002

Assets
Current assets:
Cash and cash equivalents	$12,528	$33,638
Short-term investments	118,569	40,340
Investment in and advances to BioMarin/Genzyme LLC	4,241	4,955
Current assets of discontinued operations of Glyko, Inc.	668	—
Other current assets	1,922	2,139

Total current assets	137,928	81,072
Property and equipment, net	32,560	28,206
Other assets	1,323	1,338

Total assets	$171,811	$110,616

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,482	$3,930
Current liabilities of discontinued operations of Glyko, Inc.	229	—
Other current liabilities	1,591	2,917

Total current liabilities	8,302	6,847
Long-term liabilities	3,961	5,226

Total liabilities	12,263	12,073

Commitments and contingencies (note 10)
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 75,000,000 shares; issued and outstanding 52,402,355 and 53,782,426 shares at December 31, 2001 and 2002, respectively	52	54
Additional paid-in capital	305,230	319,038
Warrants	5,134	5,219
Deferred compensation	(699)	(47)
Notes receivable from stockholders	(2,037)	(468)
Accumulated other comprehensive income (loss)	(13)	327
Deficit accumulated during the development stage	(148,119)	(225,580)

Total stockholders’ equity	159,548	98,543

Total liabilities and stockholders’ equity	$171,811	$110,616

See accompanying notes to consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2000, 2001, and 2002 and

Period from March 21, 1997 (inception) to December 31, 2002

(In thousands, except for per share data)

	December 31,			Period from March 21, 1997 (inception) to December 31, 2002
	2000	2001	2002

Revenue from BioMarin/Genzyme LLC	$9,714	$11,330	$13,919	$41,117

Operating expenses:
Research and development	38,882	44,914	54,455	176,792
General and administrative	6,507	6,718	17,541	39,585
In-process research and development	—	11,647	11,223	22,870
Loss of BioMarin/Genzyme LLC	2,912	7,333	9,547	21,512

Total operating expenses	48,301	70,612	92,766	260,759

Loss from operations	(38,587)	(59,282)	(78,847)	(219,642)
Interest income	2,979	1,871	2,017	9,449
Interest expense	(7)	(17)	(542)	(1,298)

Net loss from continuing operations	(35,615)	(57,428)	(77,372)	(211,491)
Income (loss) from discontinued operations	(1,749)	(2,266)	135	(5,953)
Loss from disposal of discontinued operations	—	(7,912)	(224)	(8,136)

Net loss	$(37,364)	$(67,606)	$(77,461)	$(225,580)

Net loss per share, basic and diluted:
Loss from continuing operations	$(0.99)	$(1.40)	$(1.45)	$(6.47)
Loss from discontinued operations	(0.05)	(0.06)	—	(0.18)
Loss on disposal of discontinued operations	—	(0.19)	—	(0.25)

Net loss	$(1.04)	$(1.65)	$(1.45)	$(6.90)

Weighted average common shares outstanding	35,859	41,083	53,279	32,707

See accompanying notes to consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the period from March 21, 1997 (inception) to December 31, 1999 and for the

Years ended December 31, 2000, 2001 and 2002 (in thousands, except for per share data)

	Common stock		Additional paid-in capital	Warrants		Deferred compensation	Notes receivable from stockholder	Accumulated other comprehensive income (loss	Deficit accumulated during stage	Total stockholders’ equity
	Shares	Amount		Shares	Amount
Balance at March 21, 1997	—	$—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock to Glyko Biomedical Ltd. on March 21, 1997, for cash, $1.00 per share	1,500	1	1,499							1,500
Issuance of common stock to Glyko Biomedical Ltd. in June 1997, in exchange for technology, $1.00 per share	7,000	7	(7)							—
Issuance of common stock and warrants in October 1997, $1.00 per share (net of issuance costs including the issuance of 299 shares of common stock, $1.00 per share, and warrants to purchase an additional 299 shares of common stock for brokerage services)	4,039	4	3,595	299	48					3,647
Issuance of common stock to founders in exchange for notes in October 1997, $1.00 per share	2,500	3	2,497			(200)	(2,300)			—
Issuance of common stock and warrants on December 31, 1997, $1.00 per share net of issuance costs including the issuance of 503 shares of common stock, $1.00 per share and warrants to purchase an additional 503 shares of common stock for brokerage services	5,528	6	4,930	503	80					5,016
Issuance of common stock on June 30, 1998, for cash, $6.00 per share net of issuance costs including the issuance of 31 shares of common stock, $6.00 per share, for brokerage services	599	1	3,328							3,329
Issuance of common stock on July 14, 1998, for cash, $6.00 per share net of issuance costs including the issuance of 65 shares of common stock, $6.00 per share, for brokerage services	1,385	1	7,924							7,925
Issuance of common stock on August 3, 1998, for cash, $6.00 per share net of issuance costs including the issuance of 2 shares of common stock, $6.00 per share, for brokerage services	31		176							176
Issuance of common stock to Genzyme Corporation on September 2, 1998, for cash, $6.00 per share	1,333	1	7,999							8,000
Issuance of common stock to Glyko Biomedical, Ltd. for the purchase of Glyko, Inc. on October 7, 1998, for common shares, $6.00 per share and the assumption of options of Glyko, Inc. employees	2,259	2	14,859							14,861

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CONTINUED)

For the period from March 21, 1997 (inception) to December 31, 1999 and for the

Years ended December 31, 2000, 2001 and 2002 (in thousands, except for per share data)

	Common stock		Additional paid-in capital	Warrants		Deferred compensation	Notes receivable from stockholder	Accumulated other comprehensive income (loss	Deficit accumulated during stage	Total stockholders’ equity
	Shares	Amount		Shares	Amount
Common stock options granted in exchange for services			$35			$(17)				$18
Issuance of common stock on July 23, 1999, in an initial public offering (IPO) for cash at $13.00 per share, net of issuance costs	4,500	$4	51,805							51,809
Issuance of common stock on July 23, 1999 concurrent with the IPO upon conversion of promissory notes plus accrued interest of $720 at $10.00 per share, net of issuance costs	2,672	3	25,612							25,615
Issuance of common stock on July 23, 1999 to Genzyme Corporation in a private placement concurrent with the IPO for cash, $13.00 per share	769	1	9,999							10,000
Issuance of common stock on August 3, 1999 and August 25, 1999 from the over-allotment exercise by underwriters at $13.00 per share, net of issuance costs	675	1	8,141							8,142
Exercise of common stock options	42		149							149
Interest on notes receivable from stockholders			150				$(338)			(188)
Deferred compensation related to stock options			3,901			(3,901)				—
Amortization of deferred compensation						1,527				1,527
Net loss for the period from March 21, 1997 (inception) to December 31, 1999									$(43,149)	(43,149)

Balance at December 31, 1999	34,832	$35	$146,592	802	$128	$(2,591)	$(2,638)	$—	$(43,149)	$98,377

See accompanying notes to consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CONTINUED)

For the period from March 21, 1997 (inception) to December 31, 1999 and for the

Years ended December 31, 2000, 2001 and 2002 (in thousands, except for per share data)

	Common stock		Additional paid-in capital	Warrants		Deferred compensation	Notes receivable from stockholders	Accumulated other comprehensive income (loss)	Deficit accumulated during development stage	Total stockholder equitys’
	Shares	Amount		Shares	Amount
Balance at January 1, 2000	34,832	$35	$146,592	802	$128	$(2,591)	$(2,638)	$—	$(43,149)	$98,377
Issuance of common stock on April 30 and October 31, 2000, pursuant to the Employee Stock Purchase Plan (ESPP) at $11.05 per share	28	—	314	—	—	—	—	—	—	314
Exercise of common stock options	1,301	1	5,674	—	—	—	—	—	—	5,675
Exercise of common stock warrants	802	1	929	(802)	(128)	—	—	—	—	802
Common stock surrendered by stockholders for payment of principal and interest	(41)	—	(170)	—	—	—	170	—	—	—
Repayment of notes from stockholders	—	—	—	—	—	—	804	—	—	804
Interest on notes receivable from stockholders	—	—	276	—	—	—	(276)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	1,386	—	—	—	1,386
Deferred compensation related to stock and option issuances, net of terminations	25	—	325	—	—	(325)	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(37,364)	(37,364)

Balance at December 31, 2000	36,947	$37	$153,940	—	$—	$(1,530)	$(1,940)	$—	$(80,513)	$69,994

See accompanying notes to consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CONTINUED)

For the period from March 21, 1997 (inception) to December 31, 1999 and for the

Years ended December 31, 2000, 2001 and 2002 (in thousands, except for per share data)

	Common stock		Additional paid-in capital	Warrants		Deferred compensation	Notes receivable from stockholders	Accumulated other comprehensive income (loss)	Deficit accumulated during development stage	Total stockholders’ equity
	Shares	Amount		Shares	Amount
Balance at January 1, 2001	36,947	$37	$153,940	—	$—	$(1,530)	$(1,940)	$—	$(80,513)	$69,994
Issuance of common stock under ESPP on April 30 and October 31, 2001, $9.22 and $9.51 per share, respectively	35	—	288	—	—	—	—	—	—	288
Issuance of 1,344 shares of common stock to Acqua Wellington for cash in five transactions priced from $9.60 to $10.16 per share, net of issuance costs	1,344	1	13,163	—	—	—	—	—	—	13,164
Issuance of 4,870 shares of common stock and warrants to purchase 753 shares of common stock on May 16 and 17, 2001, $9.45 per share, net of issuance costs	4,870	5	37,507	753	5,134	—	—	—	—	42,646
Issuance of 814 shares of common stock on October 31, 2001, $10.218 per share, to purchase certain therapeutic assets of IBEX	814	1	8,323	—	—	—	—	—	—	8,324
Issuance of stock options on October 31, 2001 in connection with the IBEX acquisition	—	—	291	—	—	—	—	—	—	291
Issuance of 8,050 shares of common stock on December 13, 2001 in a public offering, $12 per share, net of issuance costs	8,050	8	90,363	—	—	—	—	—	—	90,371
Exercise of common stock options	342	—	1,258	—	—	—	—	—	—	1,258
Interest accrued on notes receivable from stockholders	—	—	97	—	—	—	(97)	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	(13)	—	(13)
Amortization of deferred compensation	—	—	—	—	—	831	—	—	—	831
Net loss	—	—	—	—	—	—	—	—	(67,606)	(67,606)

Balance at December 31, 2001	52,402	$52	$305,230	753	$5,134	$(699)	$(2,037)	$(13)	$(148,119)	$159,548

See accompanying notes to consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CONTINUED)

For the period from March 21, 1997 (inception) to December 31, 1999 and for the

Years ended December 31, 2000, 2001 and 2002 (in thousands, except for per share data)

	Common stock		Additional paid-in capital	Warrants		Deferred compensation	Notes receivable from stockholders	Accumulated other comprehensive income (loss)	Deficit accumulated during development stage	Total stockholders’ equity
	Shares	Amount		Shares	Amount
Balance at January 1, 2002	52,402	$52	$305,230	753	$5,134	$(699)	$(2,037)	$(13)	$(148,119)	$159,548
Issuance of common stock under ESPP on April 30 and October 31, 2002, $5.13 and $5.10 per share, respectively	83	—	426	—	—	—	—	—	—	426
Issuance of 885 shares of common stock to purchase Synapse on March 21, 2002, $11.50 per share, net of issuance costs	885	1	10,180	—	—	—	—	—	—	10,181
Issuance of common stock options and common stock warrants in connection with the Synapse transaction on March 21, 2002	—	—	561	27	85	—	—	—	—	646
Issuance of 11,368 shares of common stock and stock options in GBL acquisition in August 2002	11,368	11	49,006	—	—	—	—	—	—	49,017
Retirement of 11,368 shares of common stock acquired from GBL in August 2002	(11,368)	(11)	(48,301)	—	—	—	—	—	—	(48,312)
Exercise of common stock options	412	1	1,660	—	—	—	—	—	—	1,661
Interest accrued on notes receivable from stockholders	—	—	181	—	—	—	(181)	—	—	—
Repayment of notes receivable from stockholders	—	—	—	—	—	—	1,750	—	—	1,750
Foreign currency translation	—	—	—	—	—	—	—	(54)	—	(54)
Fair market value adjustments of available-for-sale investments	—	—	—	—	—	—	—	394	—	394
Amortization of deferred compensation	—	—	—	—	—	652	—	—	—	652
Other	—	—	95	—	—	—	—	—	—	95
Net loss	—	—	—	—	—	—	—	—	(77,461)	(77,461)

Balance at December 31, 2002	53,782	$54	$319,038	780	$5,219	$(47)	$(468)	$327	$(225,580)	$98,543

See accompanying notes to consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2000, 2001 and 2002 and

Period from March 21, 1997 (inception) to December 31, 2002

(In thousands)

	December 31,			Period From March 21, 1997 (inception) to December 31, 2002
	2000	2001	2002

Cash flows from operating activities
Net loss from continuing operations	$(35,615)	$(57,428)	$(77,372)	$(211,491)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
In-process research and development	—	11,647	11,223	22,870
Facility closures	3,791	—	3,504	7,295
Depreciation and amortization	5,733	7,004	8,504	27,172
Transaction costs related to GBL acquisition	—	387	1,942	2,329
Gain on disposals of property and equipment	—	—	(56)	(56)
Other non-cash charges	—	—	276	276
Changes in operating assets and liabilities:
Investment in and advances to BioMarin/Genzyme LLC	(1,580)	(960)	(714)	(4,955)
Other current assets	(720)	(299)	1,501	235
Other assets	(182)	(990)	27	(1,296)
Accounts payable and accrued liabilities	1,700	(116)	(2,780)	4,122

Net cash used in continuing operations	(26,873)	(40,755)	(53,945)	(153,499)
Net cash provided by (used in) discontinued operations	444	(95)	350	1,099

Net cash used in operating activities	(26,429)	(40,850)	(53,595)	(152,400)

Cash flows from investing activities
Purchase of property and equipment	(3,760)	(17,812)	(4,861)	(55,912)
Proceeds from sale of equipment	—	—	272	272
Purchase of IBEX therapeutic assets	—	(3,032)	—	(3,032)
Purchase of Synapse Technologies, Inc.	—	—	(1,866)	(1,866)
Acquisition of GBL, net of cash acquired	—	(387)	(1,258)	(1,645)
Sale (purchase) of short-term investments	15,902	(94,898)	78,623	(39,946)

Net cash provided by (used in) continuing operations	12,142	(116,129)	70,910	(102,129)
Net cash used in discontinued operations	(163)	—	—	(1,663)

Net cash provided by (used in) investing activities	11,979	(116,129)	70,910	(103,792)

Cash flow from financing activities
Proceeds from sale of common stock	—	133,017	—	232,823
Proceeds from issuance of convertible notes payable	—	—	—	25,615
Proceeds from Acqua Wellington	—	13,163	—	13,163
Proceeds from exercise of stock options and warrants	6,477	1,258	1,661	9,356
Proceeds from notes payable	—	5,505	2,608	8,247
Repayment of notes payable	(28)	(198)	(2,201)	(2,451)
Repayment of capital lease obligations	—	(43)	(193)	(236)
Receipts from notes receivable from stockholders	804	—	1,750	2,485
Issuance of common stock for ESPP, and other	314	288	224	895

Net cash provided by financing activities	7,567	152,990	3,849	289,897

Effect of foreign currency translation on cash	—	(13)	(54)	(67)

Net increase (decrease) in cash	(6,883)	(4,002)	21,110	33,638
Cash and cash equivalents:
Beginning of period	23,413	16,530	12,528	—

End of period	$16,530	$12,528	$33,638	$33,638

See accompanying notes to consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001 and 2002

(1)    NATURE OF OPERATIONS AND BUSINESS RISKS

BioMarin Pharmaceutical Inc. (the Company or BioMarin) is a biopharmaceutical company specializing in the development of enzyme therapies to treat serious life-threatening diseases and conditions. The Company has devoted substantially all of its efforts to research and development activities, including preclinical studies and clinical trials, the establishment of laboratory, clinical and commercial scale manufacturing facilities, clinical manufacturing, and related administrative activities.

The Company was incorporated in 1996 in the state of Delaware and began business on March 21, 1997 (inception) as a wholly owned subsidiary of Glyko Biomedical Ltd. (GBL). In August 2002, at which point GBL’s ownership of BioMarin’s outstanding common stock was approximately 21%, the Company acquired all of the outstanding common shares of GBL in exchange for 11,367,617 shares of BioMarin common stock. GBL’s principal asset was 11,367,617 shares of the Company’s common stock, which were subsequently retired. GBL is now a wholly owned subsidiary of the Company.

In December 2001, the Company decided to close the business of Glyko, Inc. (Glyko), a wholly owned subsidiary. Glyko’s operations ceased on July 31, 2002. In January 2003, the Company sold certain assets of Glyko to a third party for total consideration of up to $1.5 million (Note 15).

Through December 31, 2002, the Company had accumulated losses during its development stage of approximately $225.6 million. Based on current plans, management expects to incur further losses for the foreseeable future. Management believes that the Company’s cash, cash equivalents, and short-term investments at December 31, 2002 will be sufficient to meet the Company’s obligations through the end of 2003. Until the Company can generate sufficient levels of cash from its operations, the Company expects to continue to finance future cash needs through the sale of equity securities, equipment-based financing, and collaborative agreements with corporate partners.

The Company is subject to a number of risks, including: the uncertainty of the Company’s research and development efforts resulting in successful commercial products; obtaining regulatory approval for such products; adequate insurance coverage; reliance on the proprietary technology of others; the need for additional financing; dependence on key personnel; uncertain patent protection; significant competition from larger organizations; dependence on corporate partners and collaborators; and possible restrictions on reimbursement, as well as other changes in the healthcare industry.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Presentation

These consolidated financial statements include the accounts of BioMarin and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

(b)    Discontinued Operations

The operations of Glyko have been classified as discontinued operations in the accompanying consolidated financial statements and, accordingly, the Company has segregated the assets and liabilities of the discontinued operations in the accompanying consolidated balance sheets for all years presented. In addition, the Company has segregated the Glyko operating results and cash flows in the accompanying consolidated statements of operations and changes in stockholders’ equity and cash flows for all years presented. The

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

notes to the accompanying consolidated financial statements also reflect the classification of Glyko operations as discontinued operations for all years presented.

The loss on disposal of discontinued operations for the year ended December 31, 2001, primarily reflects certain adjustments required to record an impairment reserve against the unamortized goodwill and other intangible assets related to Glyko of approximately $7.8 million.

(c)    Concentration of Credit Risk

Financial instruments that may potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents, and short-term investments. All cash, cash equivalents, and short-term investments are placed in financial institutions with strong credit ratings, which minimizes the risk of loss due to nonpayment. The Company has not experienced any losses due to credit impairment related to its financial instruments.

(d)    Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e)    Cash and Cash Equivalents

The Company treats liquid investments with original maturities of less than three months when purchased as cash and cash equivalents.

(f)    Short-Term Investments

The Company records its investments as either held-to-maturity or available-for-sale. The held-to-maturity investments are recorded at amortized cost. The available-for-sale investments are recorded at fair market value, with unrealized gains or losses being included in accumulated other comprehensive income (loss). At December 31, 2002, accumulated other comprehensive income related to recording short-term investments available-for-sale was approximately $394,000. Short-term investments are comprised mainly of federal agency investments, commercial paper and corporate bonds.

(g)    Investment in BioMarin/Genzyme LLC and Related Revenue

Under the Aldurazyme® joint venture agreement with Genzyme Corporation (Genzyme) (see Notes 3 and 12), the Company and Genzyme each provide 50% of the funding for the joint venture. All research and development, sales and marketing, and other services performed by Genzyme and the Company on behalf of the joint venture are billed to the joint venture at cost. Any profits or losses of the joint venture are shared equally by the two parties. The Company recognizes revenue for billings to the extent that the services were funded by Genzyme.

The Company accounts for its investment in the joint venture using the equity method. Accordingly, the Company records an increase in its investment for contributions to the joint venture, and a reduction in its investment for its 50% share of the loss of the joint venture. The Company reflects as an operating expense all costs incurred by the Company on behalf of the joint venture. The costs

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

incurred by the Company on behalf of the joint venture that are funded by the Company (50%) are recorded as a reduction of the Company’s loss from the joint venture.

(h)    Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the related estimated useful lives. Significant additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred. Property and equipment purchased for specific research and development projects with no alternative uses are expensed.

(i)    Goodwill and Other Intangible Assets

With the acquisition of Glyko in 1998, the Company recorded intangible assets of $11.7 million. Additional intangible assets of $891,000 were recorded in another acquisition by Glyko. During 2000, the Company revised its estimate of the useful life of these intangible assets downward to 7 years. An impairment reserve was recorded against the unamortized balance of $7.8 million during 2001 as a result of the decision to close the Glyko business.

(j)    Impairment of Long-Lived Assets

The Company regularly reviews long-lived assets and identifiable intangibles. The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

(k)    Accounts Payable and Accrued Liabilities

As of December 31, 2001 and 2002, accounts payable and accrued liabilities consisted of the following:

	December 31,
	2001	2002

Accounts payable	$4,284	$141
Accrued liabilities	1,068	2,701
Accrued vacation	602	814
Accrued payroll and benefits	528	274

	$6,482	$3,930

(l)    Other Current and Long-Term Liabilities

As of December 31, 2001 and 2002, other current liabilities consisted of the following:

	December 31,
	2001	2002

Current portion of equipment loans	$1,525	$2,438
Current portion of capital leases	66	72
Current portion of lease commitment accrual	—	407

	$1,591	$2,917

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

As of December 31, 2001 and 2002, long-term liabilities consisted of the following:

	December 31,
	2001	2002

Long-term portion of equipment loans	$3,864	$3,358
Long-term portion of capital leases	97	25
Long-term portion of lease commitment accrual	—	1,843

	$3,961	$5,226

(m)    Revenue Recognition

Revenue from the Aldurazyme joint venture is recognized to the extent that expenses incurred by the Company have been funded by Genzyme.

(n)    Research and Development

Research and development expenses include: expenses associated with contract research and development provided by third parties; services provided to the Aldurazyme joint venture including manufacturing, clinical and regulatory costs; and internal research and development costs. All research and development costs are expensed as incurred. Inventory costs for product candidates are expensed until regulatory approval is obtained, at which time inventory will be capitalized at the lower of cost or market value.

(o)    Net Loss Per Share

Net loss per share is calculated by dividing net loss by the weighted average common shares outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average common shares outstanding and potential common shares during the period. Potential common shares include dilutive shares issuable upon the exercise of outstanding common stock options, warrants, and contingent issuances of common stock. For all periods presented, such potential common shares were excluded from the computation of diluted net loss per share, as their effect is antidilutive.

Potentially dilutive securities include (in thousands):

	December 31,
	2000	2001	2002

Options to purchase common stock	5,539	7,767	7,078
Warrants to purchase common stock	—	753	780

Total	5,539	8,520	7,858

(p)    Stock Option Plans

The Company has three stock-based compensation plans (Note 7). The Company accounts for those plans under APB Opinion No. 25, Accounting for Stock Issued to Employees whereby no stock-based compensation cost is reflected in net loss. The following table illustrates the effect on net loss and net loss per common share as if the Company had applied the fair value recognition provisions

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), to stock-based compensation.

	Years ended December 31,			March 21, 1997 (inception) to December 31, 2002
	2000	2001	2002

Net loss as reported	$(37,364)	$(67,606)	$(77,461)	$(225,580)
Deduct: Total stock-based compensation expense determined under fair value based method for all awards	(5,523)	(13,973)	(13,775)	(34,625)

Pro forma net loss	$(42,887)	$(81,579)	$(91,236)	$(260,205)

Net loss per common share as reported, basic and diluted	$(1.04)	$(1.65)	$(1.45)	$(6.90)
Pro forma net loss per common share, basic and diluted	(1.20)	(1.99)	(1.71)	(7.96)

The Company recognizes as an expense, the fair value of options granted to non-employees as determined by the use of the Black-Scholes option pricing model.

(q)    Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized. There is a full valuation allowance against net deferred tax assets of approximately $108.5 million at December 31, 2002. Future taxable income and ongoing prudent and feasible tax planning strategies have been considered in assessing the need for the valuation allowance. An adjustment to the valuation allowance would increase or decrease income in the period such adjustment was made.

(r)    Recent Accounting Pronouncements

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets on January 1, 2002. Adoption of these pronouncements did not have a material impact on the Company’s net loss.

The Company adopted SFAS No. 142, Goodwill and Intangible Assets, on January 1, 2002. This requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but are instead tested for impairment at least annually. The carrying value of the Company’s goodwill was reduced to zero in 2001. Adoption of this pronouncement had no material impact on the Company’s net loss.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring and similar costs was adopted by the Company in the fourth quarter of 2002. Adoption of this pronouncement did not have a material impact on the Company’s net loss.

SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, which amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of stock-based employee compensation and revised disclosure requirements, was

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

issued in December 2002. The revised disclosure requirements were adopted by the Company in the fourth quarter of 2002. Adoption of this pronouncement did not have material impact on the Company’s net loss.

(s)    Reclassifications

Certain items in the prior years consolidated financial statements have been reclassified to conform to the 2002 presentation.

(3)    INVESTMENT IN BIOMARIN/GENZYME LLC AND RELATED REVENUE

Under the terms of the joint venture agreement with Genzyme, the Company and Genzyme have each agreed to provide 50% of the funding for the Aldurazyme joint venture. BioMarin provided $65.2 million in funding to the joint venture from inception through December 31, 2002.

During the years ended December 31, 2000, 2001 and 2002, and for the period from March 21, 1997 (inception) through December 31, 2002, the Company incurred expenses totaling $19.4 million, $22.7 million, $27.8 million, and $82.2 million, respectively, for services provided to the joint venture under the agreement. Of these amounts, $9.7 million, $11.3 million, $13.9 million and $41.1 million, respectively, or 50%, was recognized as revenue to the extent that the payments for the services were funded by Genzyme. The following table summarizes the components of the Company’s recorded loss of BioMarin/Genzyme LLC (in thousands):

	Years ended December 31,			March 21, 1997 (inception) to December 31, 2002
	2000	2001	2002

50% of loss from joint venture	$(12,643)	$(18,663)	$(23,466)	$(62,629)
50% of services billed by the Company to joint venture	9,731	11,330	13,919	41,117

	$(2,912)	$(7,333)	$(9,547)	$(21,512)

At December 31, 2002 the summarized assets and liabilities of the joint venture and its results of operations from inception to December 31, 2002 are as follows (in thousands):

Assets	$10,644

Liabilities	5,007
Net equity	5,637

$10,644

Cumulative net loss	$124,850

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

(4)    PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2001 and 2002 consisted of (in thousands):

	December 31,
Category	2001	2002	Estimated useful lives

Computer hardware and software	$1,532	$2,343	3 years
Office furniture and equipment	1,557	1,661	5 years
Manufacturing and laboratory equipment	11,769	11,838	5 years
Leasehold improvements	30,886	33,768	Shorter of life of asset or lease term
Construction-in-progress	1,064	—

	46,808	49,610
Less: Accumulated depreciation	(14,248)	(21,404)

Total property and equipment, net	$32,560	$28,206

Depreciation expense for the years ended December 31, 2000, 2001, and 2002, and for the period March 21, 1997 (inception) to December 31, 2002, was, $4.3 million, $6.2 million, $7.8 million and $23.0 million, respectively.

In December 2002, the Company decided to abandon further development of one of its leased facilities that was originally planned for expansion of research and development activities. The Company recorded an impairment charge totaling $1.0 million to reduce the net book value of the assets related to the facility to zero. The Company also recorded a liability for the costs that will continue to be incurred under the remaining term of the lease, for which there will be no economic benefit. The estimated fair value of the discounted liability at December 31, 2002 was $2,250,000, which is net of the estimated sub-lease income that is reasonably obtainable. Both the impairment charge and the expense related to the remaining lease commitment were included as general and administrative expenses for the year ended December 31, 2002. The facility was not occupied prior to the abandonment.

(5)    ACQUISITIONS

(a)    Acquisition of Glyko Biomedical Ltd. (GBL)

In August 2002, the Company acquired all of the outstanding common shares of GBL in exchange for 11,367,617 shares of BioMarin common stock. GBL’s principal asset was 11,367,617 shares of the Company’s common stock, which were subsequently retired. The Company incurred approximately $0.4 million and $2.0 million of costs associated with this transaction, which were included as general and administrative expenses in 2001 and 2002, respectively.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

The following unaudited pro forma summary financial information displays the consolidated results of operations of the Company as if the acquisition had occurred on January 1, 2000. The pro forma information is not necessarily indicative of the results that actually would have occurred if the acquisition had been consummated on January 1, 2000 nor does it purport to represent operations for future periods (in thousands, except per share data):

	Years ended December 31,
	2000	2001	2002

Revenue	$9,714	$11,330	$13,919
Operating expenses	(48,689)	(70,374)	(90,924)
Loss from continuing operations	(35,938)	(57,445)	(76,928)

Loss per share from continuing operations, basic and diluted	$(1.00)	$(1.40)	$(1.44)
Weighted average common shares outstanding	35,859	41,083	53,279

(b)    Purchase of Synapse Technologies Inc.

In March 2002, the Company purchased all of the outstanding capital stock of Synapse Technologies Inc. (Synapse), a privately held Canadian company, for approximately $10.2 million in Company common stock (885,240 shares). The Company also issued options and warrants to purchase 80,221 and 27,419 shares of the Company’s common stock, respectively. These options and warrants were valued using the Black-Scholes option pricing model with the resulting $561,000 and $85,000, respectively, included as additional purchase price. The purchase agreement includes up to Cdn. $8.0 million (which equaled approximately U.S. $5.1 million as of December 31, 2002) in contingency payments upon achievement of certain regulatory and licensing milestones if they occur before March 21, 2012.

The transaction did not constitute a business combination because Synapse did not meet the definition of a business for accounting purposes. At the time, Synapse’s activities consisted of the development of intellectual property that might be used to develop therapeutic drug products. Commercialization of any product is not anticipated for several years. As a result, the entire purchase price plus related expenses totaling $11.2 million was attributed to in-process research and development and was expensed in 2002.

In September 2002, the Company decided to close its facilities in Vancouver, Canada. The Company recorded an impairment charge of approximately $123,000 for leasehold improvements and laboratory equipment that will not be used in the future, lease termination of approximately $51,000 and severance costs of approximately $70,000, which were included as research and development expenses for the year ended December 31, 2002. Additional costs expected to be incurred related to the close of these facilities are immaterial.

(c)    Purchase of IBEX Therapeutic Assets

In October 2001, the Company purchased from IBEX Technologies Inc. and its subsidiaries (IBEX) the intellectual property and other assets associated with the IBEX therapeutic enzyme drug products (including Neutralase™ and Phenylase™). The purchase price was $10.4 million, consisting of $2.0 million in cash and $8.4 million in BioMarin common stock (814,647 shares). The Company also issued options to purchase 43,861 shares of the Company’s common stock. These options were

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

valued using the Black-Scholes option pricing model with the resulting $291,000 included as additional purchase price. The purchase agreement includes up to approximately Cdn. $14.6 million (which equaled approximately U.S. $9.3 million as of December 31, 2002) in contingency payments upon U.S. regulatory approval of Neutralase and Phenylase, provided that approval occurs prior to October 31, 2006. The Company was also assigned a contingent liability in the amount of $1.05 million payable to a contract manufacturer upon the regulatory approval of Neutralase.

The purchase did not constitute a business combination because the assets acquired did not meet the definition of a business for accounting purposes. At the time, IBEX’s activities consisted of the development of intellectual property that might be used to develop therapeutic enzyme drug products. Commercialization of any product is not anticipated for several years. As a result, the entire purchase price plus related acquisition expenses totaling $11.6 million was attributed to in-process research and development and was expensed in 2001.

(6)    STOCKHOLDERS’ EQUITY

(a)    Common Stock and Warrants

Certain warrants issued for brokerage services in 1997 and 1998 were exercised in 2000.

In July 1999, the Company completed its initial public offering (IPO) raising net proceeds of $60 million.

In May 2001, the Company sold 4,763,712 shares of common stock at $9.45 per share and issued three-year warrants to purchase 714,554 shares of common stock at an exercise price of $13.10 per share. Net proceeds were $41.6 million. Also, in May 2001, a fund managed by Acqua Wellington purchased 105,821 shares of common stock and received warrants to purchase 15,873 shares of common stock on the same price and terms as the previous May 2001 transaction; the Company received net proceeds of $1.0 million. The Company allocated a portion of the proceeds to warrants based on the estimated fair value of the warrants. The fair value of the warrants was calculated using the Black-Scholes option pricing model.

In August 2001, the Company signed an agreement with Acqua Wellington for an equity investment in the Company. The agreement allows for the purchase of up to $27.7 million of common stock. Under the terms of the agreement, the Company has the option to request that Acqua Wellington invest in the Company through sales of registered common stock at a small discount to market price, subject to certain conditions. As of December 31, 2002, the Company may request a maximum additional aggregate investment of $14.2 million. Under this agreement, Acqua Wellington may also purchase stock and receive similar terms of any other equity financing by the Company. In September 2002, this agreement was amended to extend the termination date of this facility to October 15, 2003. During 2001, Acqua Wellington purchased 1,344,194 shares for $13.5 million ($13.2 million net of issuance costs). Acqua Wellington did not purchase any stock under this agreement during 2002.

In 2001, the Company completed a follow-on public offering of its common stock. In the offering, the Company sold 8,050,000 shares, and the net proceeds were approximately $90.4 million.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

(b)    Notes Receivable from Stockholders

In 1997, the Company issued 2.5 million shares of Founders’ Stock to three officers in exchange for notes receivable from the officers. The notes carry an interest rate of 6%. The notes are secured by the underlying stock.

Two of the three executives have left the Company and as of December 31, 2002, have repaid their notes and associated interest. The third officer’s loan in the amount of approximately $468,000 is due upon termination of involvement with the Company. The notes are recorded as a reduction of stockholders’ equity.

(c)    Deferred Compensation

In connection with certain stock option and stock grants to employees from 1998 to 2000, the Company recorded deferred compensation totaling $4.2 million, which is being amortized over the estimated vesting periods of the grantees. Amortization expense recognized during the years ended December 31, 2000, 2001, and 2002 and for the period from March 21, 1997 (inception) through December 31, 2002 was $1.4 million, $0.8 million, $0.7 million and $4.2 million, respectively.

(d)    Stockholders’ Rights Plan

In September 2002, the Board of Directors authorized a stockholders’ rights plan. Terms of the Plan provide for stockholders of record at the close of business on September 23, 2002 to receive one preferred share purchase right (a “Right”) for each outstanding share of common stock held. The Rights will be exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer or exchange offer for 15% or more of the common stock. Depending on the circumstances, the effect of the exercise of the Rights will be to permit each holder of a Right to purchase shares of Series B Junior Participating Preferred Stock of the Company that have significantly superior dividend, liquidation, and voting rights to the common stock. The Company will be entitled to redeem the Rights at $0.001 per Right at any time before a person has acquired 15% or more of the outstanding common stock. The Plan expires on September 23, 2012.

(7)    STOCK-BASED COMPENSATION PLANS

The Company has three stock-based compensation plans:

➢	The 1997 Stock Plan (the 1997 Plan) provides for the grant of stock options and the issuance of common stock to employees, officers, directors, and consultants. As of December 31, 2002, 7,357,509 shares were reserved for issuance of options under the 1997 Plan, of which 6,832,509 options were outstanding.

➢	The 1998 Director Option Plan (the Director Plan) provides for the grant of stock options and the issuance of common stock to nonemployee directors. As of December 31, 2002, 320,000 shares were reserved for issuance of options under the Director Plan, of which 245,000 options were outstanding.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

Options currently outstanding under the 1997 Plan and the Director Plan generally vest in four years or less. Options terminate from 5 to 10 years from the date of grant or 90 days after termination of employment.

➢	The 1998 Employee Stock Purchase Plan (1998 Purchase Plan) provides for the purchase by eligible employees of Company common stock at semi-annual intervals through periodic payroll deductions. Purchases are limited to 5% of the total combined voting power or value of the Company and a maximum value of $25,000 per calendar year. Shares are purchased on April 30 and October 31 of each year. As of December 31, 2002, 146,542 shares have been issued under the 1998 Purchase Plan and 100,000 shares are reserved for future issuances.

A summary of the status of the 1997 Plan and the Director Plan is as follows:

	Option shares	Weighted average exercise price	Exercisable at end of year	Weighted average fair value of options granted

Outstanding at December 31, 1999	5,449,986	$7.59	1,922,041
Granted	1,881,310	15.83		$13.27
Exercised	(1,300,532)	4.36
Canceled	(491,506)	11.70

Outstanding at December 31, 2000	5,539,258	10.92	2,067,302
Granted	2,844,206	10.80		8.22
Exercised	(343,560)	3.66
Canceled	(273,226)	14.21

Outstanding at December 31, 2001	7,766,678	11.18	3,682,150
Granted	996,893	8.64		5.61
Exercised	(412,148)	4.03
Canceled	(1,273,914)	11.35

Outstanding at December 31, 2002	7,077,509	11.21	4,524,655

There were 219,560 and 600,000 options available for grant under the 1997 Plan and the Director Plan at December 31, 2001 and 2002, respectively.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

As of December 31, 2002, the options outstanding consisted of the following:

Options outstanding				Options exercisable
Range of exercise prices	Number of options outstanding	Contractual life	Weighted average exercise price	Weighted average number of options exercisable	Weighted average exercise price

$ 3.50 to 7.00	1,456,333	4.1	$5.37	1,221,665	$5.43
7.01 to 10.50	1,738,910	7.7	9.33	835,800	9.36
10.51 to 14.00	2,804,641	6.2	12.53	1,698,889	12.57
14.01 to 17.50	553,125	3.8	15.75	405,591	15.70
17.51 to 21.00	208,500	5.6	19.47	149,046	19.51
21.01 to 24.50	220,000	7.1	21.96	146,041	21.96
24.51 to 28.00	81,000	2.2	25.81	56,686	25.83
28.00 to 31.50	15,000	2.2	31.25	10,937	31.25

	7,077,509	5.9	11.21	4,524,655	11.07

The following summarizes the assumptions used to determine the fair value of each option using the Black-Scholes option pricing model:

Dates of grant	Interest rate	Dividend yield	Life	Volatility

Inception to July 22, 1999 (pre-IPO)	4.6% to 5.7%	0.00%	4 years	0%
July 23, 1999 to December 31, 1999	5.8% to 6.1%	0.00%	4 years	39%
January 1, 2000 to December 31, 2000	4.6% to 6.8%	0.00%	4 years	105%
January 1, 2001 to December 31, 2001	3.9% to 4.9%	0.00%	8 years	76%
January 1, 2002 to December 31, 2002	4.6% to 5.0%	0.00%	8 years	72%

(8)    NOTES PAYABLE

The Company entered into several agreements for secured loans totaling $5.5 and $2.6 million during 2001 and 2002, respectively. The notes bear interest at rates ranging from 8.06% to 9.33% and are secured by certain manufacturing and laboratory equipment. Additionally, the agreements have covenants that require the Company to maintain a minimum unrestricted cash balance of $35 million. Should the unrestricted cash balance fall below $35 million, the Company can either provide the lender with an irrevocable letter of credit for the amount of the total notes outstanding or repay the notes with prepayment penalties.

Principal payments due on notes payable range from approximately $10,000 to $112,000 per month, and are payable as follows (in thousands):

2003	$2,438
2004	2,703
2005	655

$5,796

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

(9)    INCOME TAXES

As of December 31, 2002, the Company had federal net operating loss carryforwards of approximately $153.4 million and state net operating loss carryforwards of approximately $59.9 million. The Company also had federal research and development and orphan drug credit carryforwards of approximately $28.0 million as of December 31, 2002, and state research credit carryovers of approximately $6.7 million. The federal net operating loss and credit carryforwards expire at various dates beginning in the year 2006 through 2022, if not utilized. The state net operating loss carryforwards will begin to expire in 2003 through 2013 if not utilized. Certain state research credit carryovers will begin to expire in 2013 if not utilized with others carrying over indefinitely.

Utilization of the Company’s net operating loss carryforwards and credits may be subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company’s deferred tax assets for federal and state income taxes are as follows (in thousands):

	December 31,
	2001	2002

Deferred tax assets:
Net operating loss carryforwards	$46,096	$57,360
Research and other credits	19,900	34,663
Capitalized research credits	3,380	7,628
Depreciation and amortization	5,675	8,003
Accrued expenses and reserves	231	360
Other	424	488

Total deferred tax assets	75,706	108,502

Valuation allowance	(75,706)	(108,502)

Net deferred tax assets	$—	$—

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

(10)    COMMITMENTS AND CONTINGENCIES

(a)    Lease Commitments

The Company leases office space and research, testing and manufacturing laboratory space in various facilities under operating agreements expiring at various dates through 2010. Minimum lease payments for future years are as follows (in thousands):

2003	$2,663
2004	2,528
2005	2,315
2006	2,158
2007	1,964
Thereafter	5,195

$16,823

Rent expense for the years ended December 31, 2000, 2001, and 2002, and for the period from March 21, 1997 (inception) to December 31, 2002, was $1.5 million, $2.2 million, $2.9 million and $8.1 million, respectively.

(b)    Research and Development Funding and Technology Licenses

The Company uses experts and laboratories at universities and other institutions to perform certain research and development activities. These amounts are included as research and development expenses as services are provided. Funding commitments as of December 31, 2002 to these institutions for future years are as follows (in thousands):

2003	$5,574
2004	1,208

$6,782

The Company has also licensed technology, for which it is required to pay a royalty upon future sales, subject to certain annual minimums. As of December 31, 2002, such minimum annual commitments are $330,000.

(c)    Purchase Commitments

The Company has entered into agreements with certain contract manufacturers and suppliers to provide services and materials used in the Company’s operations. Certain of these agreements have minimum purchase quantities and other contractually committed costs. The Company had future commitments under such agreements totaling approximately $3.0 million as of December 31, 2002.

(11)    RELATED-PARTY TRANSACTIONS

In April 2001, the Company loaned a Company officer $860,000 to purchase a property and received a promissory note secured by the property. The note matures on October 31, 2004, or October 31, 2006, if certain conditions are met, and bears interest at the Federal mid-term rate (3.16% as of December 31, 2002). The balance of the note plus accrued interest at December 31, 2002 was $931,700 and is included in other assets in the accompanying consolidated balance sheets.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

In February 2002, the Company loaned an officer $300,000 to purchase a property and received a promissory note secured by the officer’s unencumbered shares of the Company owned by the officer. The note accrued interest at the Federal short-term rate and was repaid during 2002.

In March 2002, the Company entered into an employment agreement with an officer that entitles the officer to loans from the Company of up to $100,000 to be applied to the purchase of a home or up to $36,000 annually if a purchase of a home is not completed. The loans bear interest and are due upon the officer’s termination of employment with the Company. As of December 31, 2002, there was $36,000 outstanding under the loan arrangement bearing annual interest of 6%.

During 2002, certain consulting services were rendered by a director of the Company. The director was paid $56,000 in 2002, and $52,300 in January 2003, for those services.

An officer of the Company holds a position with Harbor-UCLA Research Educational Institute (“REI”). REI licenses certain intellectual property and provides other research services to the Company. The Company is also obligated to pay REI contingency payments upon achievement of certain regulatory milestones totaling $300,000 and royalties on future sales of products covered by the license agreement. Minimum annual royalties payable to REI are $25,000. The Company paid REI approximately $0.8 million and $1.1 million in 2001 and 2002, respectively. The Company’s joint venture with Genzyme is subject to a second agreement with REI that requires the joint venture to pay REI a royalty on future sales of products covered by the agreement through November 2019, of which the officer is entitled to certain portions of based on the sales level per the terms of the agreement.

(12)    COLLABORATIVE AGREEMENTS

(a)    Genzyme

In 1998, the Company entered into an agreement with Genzyme to establish a joint venture (BioMarin/Genzyme LLC) for the worldwide development and commercialization of Aldurazyme to treat MPS I.

Under the agreement, Genzyme purchased 1,333,333 shares of the Company’s common stock for $8.0 million and, concurrent with the IPO, purchased an additional 769,230 shares of the Company’s common stock for an additional $10.0 million. Genzyme has also agreed to pay the Company $12.1 million in cash upon FDA approval of the biologics license application for Aldurazyme.

(b)    Other Agreements

The Company is engaged in research and development collaborations with various other entities. These provide for sponsorship of research and development by the Company and may also provide for exclusive royalty-bearing intellectual property licenses or rights of first negotiation regarding licenses to intellectual property development under the collaborations. Typically, these agreements can be terminated for cause by either party upon 90 days written notice.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

(13)    COMPENSATION PLANS

(a)    Employment Agreements

The Company has entered into employment agreements with certain officers. Generally, these agreements can be terminated without cause by the Company upon six months prior notice, or by the officer upon three months prior written notice to the Company. The employment agreement with the Company’s Chief Executive Officer, which expires on October 31, 2003, may be renewed for a three-year period. Bonuses paid under the employment agreements are discretionary except for certain bonuses based upon employees’ annual salaries or the occurrence of certain events as specified by the terms of the employment agreements and totaled $279,000 and $225,000 in 2001 and 2002, respectively.

(b)    401(k) Plan

The Company sponsors the BioMarin Retirement Savings Plan (401(k) Plan). Most employees (Participants) are eligible to participate following the start of their employment, on the earlier of the next occurring January 1, April 1, July 1, or October 1. Participants may contribute up to the lesser of 20% of their current compensation to the 401(k) Plan or an amount up to a statutorily prescribed annual limit. The Company pays the direct expenses of the 401(k) Plan and matches 100% of the first 2% of Participant contributions. The Company’s matching contribution vests over four years from employment commencement and was $12,100, $90,300, $245,600 and $348,000 for the years ended December 31, 2000, 2001, 2002 and for the period from March 21, 1997 (inception) through December 31, 2002, respectively. Employer contributions not vested upon employee termination are forfeited.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

(14)    SUPPLEMENTAL CASH FLOW INFORMATION

The following noncash transactions took place in the periods presented (in thousands):

	Year ended December 31,			March 21, 1997 (inception) to December 31, 2002
	2000	2001	2002

Common stock issued upon conversion of convertible notes plus interest	$—	$—	$—	$25,615
Common stock issued in exchange for notes	—	—	—	2,500
Common stock and common stock warrants issued in exchange for brokerage services	—	—	—	1,518
Common stock surrendered by stockholders’ for payment of principal and interest	170	—	—	170
Compensation in the form of common stock and stock options	—	—	—	18
Issuance of common stock and stock options to acquire the IBEX therapeutic assets	—	8,615	—	8,615
Issuance of common stock, warrants and options to acquire Synapse	—	—	10,827	10,827
Issuance of common stock and stock options to acquire GBL	—	—	48,312	48,312
Fair value of restricted stock grant issued pursuant to an employment contract	313	—	—	313
Borrowings under capital lease arrangements	—	206	—	206

The Company’s cash payments for interest on debt were $7,500, $16,500, $543,300 and $581,400 for the years ended 2000, 2001 and 2002, and for the period from March 21, 1997 (inception) to December 31, 2002, respectively.

(15)    SUBSEQUENT EVENT

In January 2003, the Company sold certain assets of Glyko, including intellectual property, inventory and customer lists, to a third party for a total sales price of up to $1.5 million. The sales price is comprised of cash totaling $200,000, a note receivable payable in installments through 2006 totaling $500,000 without interest and quarterly royalties based upon the future sales of certain Glyko products up to a maximum of $800,000. The future royalties are based upon the terms of the related license agreement, which terminates in January 2008. As the net book value of the Glyko assets has been reduced to zero as of December 31, 2002, the Company will record a gain from disposal of discontinued operations in 2003.

(16)    QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

The Company’s quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including, but not limited to, the completion of development projects and variations in levels of production.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2001 and 2002

The Company’s common stock has been traded on the Nasdaq National Market since July 22, 1999. There were 116 common stockholders of record at December 31, 2002. No dividends have ever been paid by the Company.

	Quarter ended
	March 31	June 30	September 30	December 31

	(In thousands, except per share data)
2002:
Revenue	$3,792	$3,423	$3,569	$3,135
Loss from continuing operations	(26,584)	(14,573)	(16,890)	(19,325)
Income (loss) from discontinued operations	122	172	(219)	60
Loss from disposal of discontinued operations	(141)	(10)	(8)	(65)
Net loss	(26,603)	(14,411)	(17,117)	(19,330)
Net loss per share, basic and diluted	(0.51)	(0.27)	(0.32)	(0.36)

Common stock price per share:
High	13.950	9.450	3.650	5.000
Low	9.40	4.350	6.330	8.680

	Quarter ended
	March 31	June 30	September 30	December 31

	(In thousands, except per share data)
2001:
Revenue	$2,690	$2,852	$2,892	$2,896
Loss from continuing operations	(9,083)	(11,331)	(10,642)	(26,372)
Loss from discontinued operations	(617)	(638)	(373)	(638)
Loss from disposal of discontinued operations	—	—	—	(7,912)
Net loss	(9,700)	(11,969)	(11,015)	(34,922)
Net loss per share, basic and diluted	(0.26)	(0.30)	(0.26)	(0.77)

Common stock price per share:
High	12.063	13.210	13.610	14.160
Low	7.313	7.500	9.120	9.400